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Exhibit 99.1

Yahoo! Reports First Quarter 2002 Financial Results

Yahoo! Delivers Year Over Year Growth

First Quarter Revenue of $193 Million and EBITDA of $24 Million

SUNNYVALE, Calif.—April 10, 2002—Yahoo! Inc. today reported results for the fiscal first quarter ended March 31, 2002. Net revenues for the first quarter totaled $192.7 million compared to net revenues of $180.2 million for the first quarter ended March 31, 2001. EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation expense) for the first quarter 2002 was $24.4 million, or 13% of revenues, compared to EBITDA for the first quarter 2001 of $0.9 million.

        Yahoo! also reported income on a GAAP (Generally Accepted Accounting Principles) basis, before the cumulative effect of the accounting change for the implementation of Financial Accounting Standard ("FAS") 142, totaling $10.5 million or $0.02 per share diluted, compared to a net loss of $11.5 million or $0.02 per share diluted for the quarter ended March 31, 2001. FAS 142, which the company adopted January 1, 2002, requires companies to assess the goodwill recorded from previous acquisitions, and as necessary, record a one-time impairment charge that does not affect cash or the company's operations. Including the non-cash charge of $64.1 million recorded in the quarter for the effect of implementing FAS 142, Yahoo! reported a net loss for the fiscal first quarter of $53.6 million or $0.09 per share.

        "We have a world-class management team in place, who have lead the charge in executing against Yahoo!'s business plan. We posted solid results this quarter due to the transformation of Yahoo!'s business model. Our quarterly performance demonstrates continued momentum as we move forward in executing on our strategic objectives. Additionally, we experienced significant growth in our key audience metrics and demonstrated the considerable depth and breadth of the Yahoo! network. As we progress through the year, we are well positioned to maintain our growth and to achieve our goal of more than doubling EBITDA profitability in 2002 from 2001 levels," said Terry Semel, chairman and chief executive officer, Yahoo!.

Business Outlook

        "Our first quarter results show momentum and progress toward our goal to maximize long-term free cash flow. This quarter also demonstrated the growing success of our monetization strategy, to draw increased value from our enormous consumer base and find new ways to drive financial value," said Susan Decker, chief financial officer, Yahoo!.

        "We have upwardly revised our full year outlook for revenue and EBITDA to reflect our performance in the quarter, the acquisition of HotJobs and several other factors. While we are basing our outlook on a continuation of current economic conditions, we nevertheless anticipate strong, profitable growth in 2002, considering the progress we have demonstrated against the execution of our business plan," continued Decker.

        The following information is based on current information as of April 10, 2002 and includes the effects of the recent acquisition of HotJobs.com, Ltd.

        The company expects revenues for the second quarter 2002 to be between $205 and $225 million, and between $870 and $910 million for the full year 2002. EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation expense) is expected to be between $23 and $33 million for the second quarter 2002 and between $105 and $130 million for the full year 2002.

        Capital expenditures are expected to be between $10 and $12 million for the second quarter 2002, and to be between $40 and $50 million for the full year 2002. Depreciation is expected to be approximately $21 million in the second quarter 2002 and $85 million for the full year 2002.

        The business outlook for the company as of today will be available on the company's Investor Relations Web site throughout the current quarter. It is currently expected the full business outlook will not be updated until the release of Yahoo!'s next quarterly earnings announcement; however, Yahoo! may update the full business outlook or any portion thereof at any time for any reason.

Leading Global Audience

        Yahoo!'s strong consumer metrics in the first quarter continue to underscore the company's leadership position among online consumers. In February, Yahoo!'s global network was ranked the world's most trafficked Internet destination, a distinction held for seven continuous quarters, and Yahoo! continues to be the worldwide leader in terms of unique users, reach, and total time spent (Nielsen//NetRatings, February 2002). Yahoo!'s global audience grew to 237 million unique users, compared to 192 million in the first quarter of 2001. In addition, a record 98 million active registered members logged onto Yahoo!'s global network during March 2002, compared to 67 million in the first quarter of 2001, a positive indication that Yahoo!'s efforts to build deeper relationships with its consumers are paying off.

Quarterly Conference Call

        Yahoo! will host a conference call today to discuss first quarter results at 5:00 p.m. Eastern Time today. A live Webcast of the conference call can be accessed at http://webevents.broadcast.com/yahoo/041002/. In addition, an archive of the call can be accessed through the "Conference Calls" area of the company's Investor Relations Web site at http://www.yahoo.com/info/investor, and a replay will be available for 48 hours following the conference call by calling 800-633-8284, reservation number: 20087965.

About Yahoo!

        Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide. Yahoo! reaches more than 237 million individuals worldwide each month, and is the No. 1 Internet brand globally. Headquartered in Sunnyvale, Calif., Yahoo!'s global network includes 25 World properties and is available in 13 languages.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the slower spending environment for advertising sales; the actual increases in demand by customers for Yahoo!'s premium and enterprise services; the ability to successfully change the customer mix among Yahoo!'s advertising customers; general economic conditions (including the effects of events related to the terrorist attacks on the United States on Sept. 11, 2001); risks related to the integration of recent acquisitions; the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, content and distribution. All information set forth in this release and its attachments is as of April 10, 2002, and Yahoo! undertakes no duty to update this information. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2001, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!'s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2002, which will be filed with the SEC in the near future.

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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of
Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:

Diana Lee, Yahoo! Inc., (408) 349-6501, dianalee@yahoo-inc.com
Nicole Waddell, Fleishman-Hillard, (415) 356-1037, waddelln@fleishman.com

Investor Relations Contact:

Cathy Larocca, Yahoo! Inc., (408) 349-5188, cathy@yahoo-inc.com

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2002	2001
Net revenues	$192,665	$180,215
Costs and expenses:
Cost of revenues	37,821	38,543
Sales and marketing	95,597	106,418
Product development	32,219	30,336
General and administrative	21,998	19,131
Payroll taxes on option exercises	162	243
Stock compensation expense	5,621	3,415
Amortization of intangibles	3,422	14,897

Total costs and expenses	196,840	212,983

Loss from operations	(4,175)	(32,768)
Other income (loss), net	22,669	23,276
Minority interests in operations of consolidated subsidiaries	212	229

Income (loss) before income taxes and cumulative effect of accounting change	18,706	(9,263)
Provision for income taxes	8,231	2,223

Income (loss) before cumulative effect of accounting change	10,475	(11,486)
Cumulative effect of accounting change	64,120	—

Net loss	$(53,645)	$(11,486)

Net income (loss) per share—diluted:
Income (loss) before cumulative effect of accounting change	$0.02	$(0.02)
Cumulative effect of accounting change	(0.11)	—

Net loss per share—diluted	$(0.09)	$(0.02)

Shares used in per share calculation—diluted	610,020	565,447

Supplemental Financial Data(1)
EBITDA	$24,401	$858
After tax cash earnings	$39,051	$23,926
Free cash flow	$38,294	$13,961
After tax cash earnings per share—diluted(2)	$0.06	$0.04

(1)
In order to fully assess the Company's financial operating results, management believes that EBITDA, After tax cash earnings, and Free cash flow are appropriate measures of the operating performance of the Company. However, this supplementary financial data should be considered in addition to, not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(2)
For the quarter ended March 31, 2001 shares used in the After tax cash earnings per share ;mda diluted were 596,539.

Yahoo! Inc.
Notes to Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2002	2001
Net revenues for groups of similar services:
Marketing services	$120,995	$141,960
Fees and listings	54,990	33,236
Transactions	16,680	5,019

Total net revenues	$192,665	$180,215

Net revenues by segment:
United States	$166,612	$146,974
International	26,053	33,241

Total net revenues	$192,665	$180,215

EBITDA(1):
Reported loss from operations	$(4,175)	$(32,768)
Depreciation and amortization	22,955	30,211
Stock compensation expense	5,621	3,415

EBITDA	$24,401	$858

EBITDA by segment:
United States	$32,450	$10,056
International	(8,049)	(9,198)
EBITDA	$24,401	$858

After tax cash earnings(2):
Reported income (loss) before cumulative effect of accounting change(3)	$10,475	$(11,486)
Depreciation and amortization	22,955	30,211
Stock compensation expense	5,621	3,415
Goodwill amortization of Yahoo! Japan equity investment	—	1,786

After tax cash earnings	$39,051	$23,926

Free cash flow(4):
After tax cash earnings	$39,051	$23,926
Noncash taxes	6,804	2,058
Earnings in equity interests	(4,300)	(2,400)
Minority interests in operations of consolidated subsidiaries	(212)	(229)
Change in working capital	4,238	32,061
Acquisition of property and equipment	(7,287)	(41,455)

Free cash flow	$38,294	$13,961

(1)
Defined as reported loss from operations before depreciation, amortization, and stock compensation expense.

(2)
Defined as reported income (loss) before cumulative effect of accounting change, depreciation and amortization, stock compensation expense, and goodwill amortization of Yahoo! Japan equity investment.

(3)
Reported income (loss) before cumulative effect of accounting change for the quarter ended March 31, 2002 includes significant nonrecurring items such as net investment losses of $1,893 and income from contract termination fees of $2,504. Reported income (loss) before cumulative effect of accounting change for the quarter ended March 31, 2001 includes significant nonrecurring items such as net investment losses of $12,620 and income from a contract termination fee of $9,000.

(4)
Defined as after tax cash earnings before noncash taxes, earnings in equity interests, and minority interests in operations of consolidated subsidiaries and after the change in working capital and acquisition of property and equipment.

Yahoo! Inc.
Unaudited Consolidated Summary Balance Sheet Data
(in thousands)

	March 31, 2002	December 31, 2001
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$1,333,948	$1,471,993
Accounts receivable, net	89,850	68,648
Restricted investments	258,662	258,662
Property and equipment, net	143,635	131,648
Investments in marketable equity securities	21,264	34,852
Other assets, net	775,437	413,543

Total assets	$2,622,796	$2,379,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$327,994	$272,921
Deferred revenue	125,194	109,402

Total liabilities	453,188	382,323

Minority interests in consolidated subsidiaries	29,794	30,006
Stockholders' equity	2,139,814	1,967,017

	$2,622,796	$2,379,346

Yahoo! Inc.
Unaudited Consolidated Summary Cash Flows Data
(in thousands)

	Three Months Ended March 31,
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(53,645)	$(11,486)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,955	30,211
Tax benefits from stock options	6,804	2,058
Cumulative effect of accounting change	64,120	—
Earnings in equity interests	(4,300)	(614)
Minority interests in operations of consolidated subsidiaries	(212)	(229)
Other noncash items	7,483	19,052
Change in working capital	4,238	32,061

Net cash provided by operating activities	47,443	71,053

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(7,287)	(41,455)
Purchases of equity securities	—	(7,500)
Sales of equity securities	8,483	7,286
(Increase) decrease in restricted cash and investments	—	(193,108)
Acquisitions and dispositions, net of cash acquired	(189,168)	(9,771)

Net cash used in investing activities	(187,972)	(244,548)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	15,694	16,495
Other	(13,210)	615

Net cash provided by financing activities and other	2,484	17,110

Net change in cash, cash equivalents, and marketable debt securities	(138,045)	(156,385)
Cash, cash equivalents, and investments in marketable debt securities at beginning of period	1,471,993	1,658,666

Cash, cash equivalents, and investments in marketable debt securities at end of period	$1,333,948	$1,502,281

Yahoo! Inc.
First Quarter 2002 Operating Highlights
April 10, 2002

Audience Growth, Usage and Loyalty

  •
  Yahoo!'s audience across its global network grew to 237 million unique users during March 2002, up from 192 million in March 2001. A record 98 million active registered members logged into their personalized Yahoo! services during March 2002, up from 67 million in March 2001. Forty-one percent of Yahoo!'s unique users are now active registered users.

  •
  Yahoo!'s traffic increased to a record 1.62 billion page views per day on average during March 2002, compared to 1.1 billion in March 2001. Traffic for Yahoo! Japan, which is included in these page view totals, totaled more than 248 million page views per day on average in March 2002.

  •
  Yahoo! was ranked the number one global Web destination for the 21st consecutive month by Nielsen//NetRatings. Yahoo! reaches 52 percent of the world's total at home Internet population. (Nielsen//Netratings Global Internet Index, February 2002, Home Panel Only)

  •
  Demonstrating its global strength, Yahoo! is the number one Internet property in terms of unique audience and reach in Hong Kong, India, Ireland, Japan, Singapore, and Taiwan and the number two Internet property in Australia, Argentina, Canada, Mexico, South Korea, and the United Kingdom. Yahoo! is in the top five in Austria, Belgium, Brazil, France, Germany, Israel, Italy, New Zealand, Spain, South Africa, and Switzerland. (Nielsen//Netratings, February 2002)

  •
  Yahoo.com is the most trafficked Internet brand in the United States, with the highest number of unique users and the greatest reach (63 percent), ahead of competitors MSN.com and AOL.com. Yahoo! is also the preferred brand at work, with a reach of 72 percent. Consumers also continue to spend more time on Yahoo! than any other portal, spending an average of 113 minutes on the Yahoo! branded network. (Nielsen//Netratings, February 2002)

  •
  According to the Nielsen//NetRatings MarketView Report, nineteen Yahoo! services or channels were rated within the top three most popular sites in their respective verticals, as determined by unique visitors from home and work.. Ranked as the number one most trafficked site in each of their individual categories were: Yahoo! Search, My Yahoo!, Yahoo! Finance, Yahoo! Music (LAUNCH), Yahoo! GeoCities and Yahoo! Greetings. (Nielsen//Netratings MarketView Report, February 2002)

  •
  Yahoo! now has 25 world properties and is available in thirteen languages with the launch of Yahoo! En Català. Yahoo! is the first major portal to launch a dedicated Catalan site.

Executive Appointments

  •
  Yahoo! appointed Daniel J. Finnigan as senior vice president of Yahoo! and executive vice president and general manager of HotJobs.com, Ltd, a leading recruitment solutions company acquired by Yahoo! in February 2002. Finnigan will be responsible for all HotJobs operations, including ongoing integration with Yahoo! and the development and expansion of HotJobs' position in the online recruitment space.

  •
  Christine Castro was named chief communications officer and senior vice president. An executive with more than twelve years of experience in corporate communications and public relations, Castro will be responsible for leading Yahoo!'s worldwide communications efforts, including public and media relations; corporate reputation management; corporate, financial and employee communications; and crisis and issues management.

Essential Marketing Solutions

  •
  Yahoo! served 4,175 advertisers and merchants during the first quarter. Yahoo! clients include 58 of the Fortune 100 advertisers.

  •
  New accounts and major brands served in the first quarter include Celebrity Cruises, Intuit, Kimberly-Clark, Procter & Gamble, Schering-Plough, and Volvo. Internationally, Yahoo! signed marketing agreements with major brand name companies around the world including: Avis, Barilla, British Airways, Carlsberg Brewery, Chrysler, Ford Denmark, Jaguar, Kraft Foods, Levi's, Nikon Italy, and Sun Microsystems in Europe; Air Canada in Canada; Procter & Gamble and Fiji Tourism in Australia & New Zealand; Cosmo Bank, Merck and Sony in Asia; and Intel in Latin America.

  •
  Yahoo! launched an agreement with J.D. Power and Associates to conduct selected J.D. Power surveys online, utilizing Yahoo!'s technical expertise and global platform. Industries under consideration for the online surveys include automotive, financial services, home building, telecom, travel and utilities. The agreement also provides J.D. Power with an online distribution channel to offer Yahoo! users selected automotive quality and customer satisfaction highlights from the J.D. Power database.

  •
  Yahoo! announced a marketing agreement with Kellogg Company for "EET and ERN—Powered by Yahooligans!," an enhanced version of the Kellogg online and offline youth loyalty program that made its debut in 2000. As part of the multi-year collaboration, program participants will have access to prizes and merchandise through an online account. More than 170 million boxes of selected Kellogg's cereals and Pop-Tarts will feature the Yahooligans! logo to alert consumers to the new program.

  •
  Yahoo continued to extend its alliance with Pepsi, developing two promotions in the quarter that leveraged the strength of Pepsi's offline marketing campaign. First, Yahoo! and Pepsi developed an innovative promotion around Pepsi's new commercial featuring Britney Spears, allowing users to vote on which spot would be seen in the second half of the Super Bowl. In addition, Yahoo! and Pepsi teamed to give consumers a sneak peak at Pepsi's new commercial featuring Cindy Crawford for the Academy Awards and also offered a sweepstakes around the commercial.

  •
  Yahoo! continued to bring on global sponsors for FIFA. Philips Electronics, adidas, KNTO, Motorola, HSBC and United Airlines joined as marketing partners of FIFAworldcup.com. Yahoo! also announced the addition of Chinese as the seventh language on the official site of the 2002 FIFA World Cup

  •
  In March, Yahoo! announced two major marketing agreements for Yahoo! Movies (http://movies.yahoo.com), including an online promotional and market research agreement with Fox Filmed Entertainment, encompassing the studio's domestic theatrical and home entertainment initiatives. The agreement represents Fox's largest advertising commitment to an Internet media company to date. The company also announced an agreement with leading independent feature film producer and distributor Artisan Pictures, consisting of a multifaceted marketing program to support Artisan's coming theatrical comedy release, National Lampoon's Van Wilder.

Business Units

Access

  •
  Yahoo! and SBC announced that the companies will offer small business customers co-branded, customized DSL and dial-up services, premium Yahoo! services and other solutions tailored

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    specifically for small business customers. The new agreement expands the landmark strategic alliance the two companies formed last November.

  •
  Yahoo! and SBC continued to make progress towards the rollout of their co-branded DSL and dial-up services for consumers. Full dial-up service is expected to launch later this Spring, and DSL service is expected to begin to roll out in the third quarter.

  •
  Doug Garland was appointed vice president, general manager for Access and Distribution. Garland brings to the position a compelling blend of technical, product, marketing, sales and general management skills from his experience in high-growth, subscriber-driven businesses, including Sprint PCS, Excite@Home, Pacific Telesis and MCI.

Business and Enterprise Services

  •
  Yahoo! Portal Solutions continued to grow, signing five new customers, bringing the total customer count to 45, and almost 1.3 million licensed seats. New clients include General Dynamics, Option One Mortgage, and Euro RSCG.

  •
  Yahoo! Broadcast Solutions again averaged over 15.5 million hours per month of streamed audio and video programming and delivered 556 corporate events for 384 customers including 12 new customers such as Lenox International, and a self-publishing agreement with Compaq to deliver Webcasts over the next year.

  •
  Yahoo! continued to add experience, talent, and a fresh perspective to key growth areas within the company with the appointment of Jeff Schrock as vice president and general manger of Yahoo! Broadcast Solutions. Prior to joining Yahoo!, Jeff was the founder and CEO of Activate.

  •
  The Yahoo! Store platform hosts more than 18,000 merchants.

Commerce

  •
  Yahoo! enabled approximately $776 million in commerce transactions in the first quarter of 2002. This includes general merchandise sales on Yahoo!'s shopping, store, travel, and auctions network.

  •
  In March, Yahoo! launched a ground breaking "Biggest Sale in Internet History" with nearly 1,000 sales and promotional offers available on the Yahoo! network. During the three-day sale, brand name retailers, travel suppliers, specialty stores, and Yahoo!'s own for-pay services experienced a significant surge in sales. Several merchants saw sales volume increase as much as 500 percent, bringing their sales volume to holiday season levels, while gross sales to Yahoo! Travel rose 20 percent. The Biggest Sale in Internet History also resulted in notable lifts in registration and sales for many of Yahoo!'s own for-pay services.

  •
  During the first quarter, Yahoo! Travel (http://travel.yahoo.com) teamed up with British Airways to launch a transatlantic seat sale, along with 20 Concorde dream vacations. The Yahoo! Travel platform continued to offer travel suppliers innovative ways to utilize the powerful and effective Yahoo! network to sell online travel services.

Communications

  •
  Yahoo! added enhanced services to its POP Access and Forwarding features for Yahoo! Mail (http://mail.yahoo.com), including the ability to send more, and larger attachments—up to 5MB from previously free 1.5 MB, and five attachments instead of three. Users can now automatically forward Yahoo! Mail to another e-mail account, including another Yahoo! address. The enhanced features are available for $29.99 a year. However, current Yahoo! Mail users may sign up at a discounted rate of $19.99 a year if they do so prior to April 24.

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  •
  Yahoo! Greetings (http://greetings.yahoo.com) reached a new milestone—delivering more than 11 million online greeting cards on Valentine's Day. Despite tremendous Valentine's Day traffic, Yahoo! Greetings provided reliable and fast service to the millions of consumers who visited the site.

  •
  Yahoo! launched voice recognition capabilities in its Yahoo! by Phone (http://phone.yahoo.com) and Yahoo! Phone Card services, furthering Yahoo! Everywhere's voice and data strategy to extend Yahoo! beyond the desktop and provide easy access to essential, personalized and timely information.

  •
  Yahoo! GeoCities (http://geocities.yahoo.com) expanded its Web hosting capabilities with the introduction of two additional packages—GeoCities Plus and GeoCities Advantage—to meet the increasing needs of consumers and small businesses. Yahoo! GeoCities now offers four Web hosting for-pay packages: GeoCities Plus, Pro, Webmaster, and Advantage.

Listings

  •
  On February 12, Yahoo! completed its acquisition of HotJobs.com, Ltd, a leading recruitment solutions company whose services include the HotJobs.com consumer job board. HotJobs is expected to principally drive additional revenue for Yahoo! through listings fees from employers and recruiters and subscription fees for access to HotJobs' database of resumes.

  •
  Yahoo! Real Estate (http://realestate.yahoo.com) announced a deal with eRealty to offer homebuyers access to comprehensive, localized and up-to-date MLS listings available in nine markets. The company launched the service in Atlanta, Austin, Boston, Chicago, Dallas/Fort Worth, Houston, Los Angeles/Orange County, San Diego, and Washington, DC.

  •
  The company also launched a new Yahoo! Maps (http://maps.yahoo.com) platform, using technology from map database providers Navigation Technologies and Geographic Data Technology, and software companies Telcontar and Sagent. The new Yahoo! Maps platform replaces the technology formerly provided by MapQuest.com.

Media, Finance and Information

  •
  Last week, the company launched Yahoo! Games All-Star, a for-pay, enhanced games service that provides players with the power to run their own private game rooms, as well as the tools to create and manage tournaments and league play.

  •
  Working with Intuit to offer consumers online tax preparation and filing services through the Yahoo! Tax Center, Yahoo! Finance (http://finance.yahoo.com) has seen a significant increase in the use of the Tax Center, including more than a 160 percent increase in online federal filings for January through March versus the same period the previous year.

  •
  Yahoo! Finance now offers the Dow Jones Business Newswire, featuring breaking news on global companies, markets, and the economy. The newswire, which is updated twenty four hours a day, seven days a week, is available on Yahoo! Finance and is also accessible through Yahoo! News (http://news.yahoo.com).

  •
  Yahoo! News and Yahoo! Weather (http://weather.yahoo.com) continued to offer compelling new content. In January, Yahoo! signed an agreement with USATODAY.com to provide consumers access to their content via Yahoo! News. The company also signed a global deal with weather.com, the official website of The Weather Channel, to provide current and 5-day forecasted weather conditions, Doppler and other satellite images, and lifestyle weather updates such including golf, airport, pollen count, and scenic drives.

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  •
  Yahoo! Sports (http://sports.yahoo.com) continued to add additional content and sponsors, while receiving record unique visitors in March. In January, Yahoo! worked with the United States Olympic Committee (USOC), hosting an Olympic store and offering USOC content on Yahoo! Sports. In February, the company signed agreements with TheInsiders.com for behind-the-scenes college athletic and recruit information and with SportingNews.com for fantasy sports analysis and coverage. And in March, Yahoo! Sports provided extensive College Basketball Tournament coverage, including CBS broadcaster Clark Kellogg's audio analysis and live audio broadcasts from games of the men's Division I tournament. Nearly 600,000 consumers participated in Yahoo!'s tournament pick'em game, presented by TUMS.

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Yahoo!, Yahoo! Portal Solutions, My Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

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QuickLinks

  Exhibit 99.1
Yahoo! Reports First Quarter 2002 Financial Results Yahoo! Delivers Year Over Year Growth First Quarter Revenue of $193 Million and EBITDA of $24 Million
Yahoo! Inc. Unaudited Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Notes to Unaudited Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Unaudited Consolidated Summary Balance Sheet Data (in thousands)
Yahoo! Inc. Unaudited Consolidated Summary Cash Flows Data (in thousands)
Yahoo! Inc. First Quarter 2002 Operating Highlights April 10, 2002